UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2012

GOLD CREST MINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52392	82-0290112
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification Number)

724 E. Metler Lane Spokane, WA	99218
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 893-0171

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

Effective as of June 8, 2012, the Board of Directors accepted the resignation of John P. Ryan as the Chief Executive Officer and Director of the Company.

Item 8.01   Other Events

On June 5, 2012, the Company, through its wholly owned subsidiary, Kisa Gold Mining, Inc. signed a Terms Sheet with Afranex Gold Limited (“Afranex”) which sets out the terms on which Afranex agrees to acquire 100% of the shares in Kisa Gold Mining, Inc. (“Kisa”) which is a wholly owned subsidiary of Gold Crest Mines, Inc. (“Gold Crest” or “the Company”).   Kisa’s only assets include the Company’s Southwest Kuskokwim Project area which consists of exploration properties in southwest Alaska approximately 90 miles east of the village of Bethel covering approximately 35,240 acres of State of Alaska-owned lands in 7 claim groups known as Kisa, Luna, AKO, GL, Little Swift, Gold Creek and Gossan Valley, all located within the Kuskokwim Mineral Belt.

The following is a breakdown of the main details of the Terms Sheet:

1.

Consideration:

a.

Afranex agrees to pay Gold Crest the sum of $100,000, and

b.

15,000,000 fully paid ordinary shares in the capital of Afranex at an issue price of $0.20 per share (Consideration Shares).

The Consideration Shares will be issued subject to any trading restrictions as imposed by the Australian Securities Exchange (ASX) and in any event for a minimum of 12 months after the official quotation of the shares in Afranex on ASX.

2.

Completion of the Acquisition is conditional on the satisfaction (or waiver by the parties) of the following conditions precedent:

a.

completion of due diligence by Afranex on Kisa’s exploration and mining claims, business and operations, to the satisfaction of Afranex;

b.

the approval of the board of Afranex;

c.

the approval of the shareholders of Gold Crest; and

d.

Afranex receiving a letter from ASX which grants conditional approval for its shares to be granted official quotation on ASX, on terms acceptable to Afranex and Afranex completing the raising of capital under a Prospectus to be filed with the Australian Securities and Investments Commission.

If the conditions set out above are not satisfied (or waived by the parties) on or before September 30, 2012, the agreement constituted by this Terms Sheet will be at end and the parties will be released from their obligations under the Terms Sheet.

3.

Settlement of the Acquisition will occur on that date which is five business days of satisfaction (or waiver) of the conditions precedent.  At settlement:

a.

Afranex shall make payment of the sum of $100,000USD and issue the Consideration Shares to Gold Crest;

b.

Gold Crest must deliver or cause to be delivered to Afranex:

i.

share certificates in respect of the Kisa Shares (which may include the shares issued on capitalization of the intercompany loans);

ii.

separate instruments of transfer in registrable form for the Kisa Shares in favor of Afranex (as transferee) which have been duly executed by Gold Crest;

iii.

evidence to the satisfaction of Afranex that all liabilities of Kisa (including the intercompany loans) have been settled; and

iv.

 place Afranex in effective possession and control of Kisa, including undertaking the appointment of the nominees of Afranex to the board of Kisa, the delivery of signed resignations of the existing directors of Kisa and the delivery of the company records of Kisa to Afranex.

4.

Due Diligence Information:

In order for Afranex to complete the due diligence on the mining and exploration claims, business and operations of Kisa, Afranex will require access to all relevant information and Gold Crest will provide the necessary documentation to Afranex on request.

5.

Formal Agreement:

Notwithstanding the fact that this Terms Sheet is legally binding on the Parties, Afranex and Gold Crest agree to enter into a formal share sale and purchase agreement to more fully document the terms of the Acquisition (to be prepared by Afranex’s solicitors) which shall be on terms acceptable to Kisa and Afranex (acting reasonably) and which shall be consistent with the terms set out in this Terms Sheet.

The formal agreement will include detailed warranties and representations given by: Gold Crest, in respect of the Kisa Shares, Kisa in its own right, including ownership of its exploration and mining claims (and material agreements relating to those claims), the financial position of Kisa and other warranties usual in an agreement of this nature; and Afranex, in respect of the status of Afranex pre and post listing on ASX and other warranties usual in an agreement of this nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD CREST MINES, INC.

By:

/s/ Matt J. Colbert

Matt J. Colbert

Chief Financial Officer

Date: June 12, 2012

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